Exhibit 99.1

Mueller Water Products

Second Quarter 2008

Conference Call Script

Martie Zakas, Introduction and Safe Harbor Statement

Good morning, everyone, and thank you for joining us today as we discuss Mueller Water Products’ results for the 2008 second quarter. We issued our press release reporting earnings for the period ended March 31, 2008 yesterday afternoon, and a copy of it is available on our Web site. Slides related to this morning’s call are also available on the Web site to help illustrate the quarter’s results. In addition, we have filed a copy of this morning’s call’s prepared remarks on Form 8-K.

Mueller Water Products had 115.2 million shares outstanding as of March 31, 2008, which is comprised of 85.8 million Series B shares and 29.4 million Series A shares.

With us on the call this morning are Greg Hyland, our chairman, president and CEO, and Mike Vollkommer, our CFO.

In our press release and on this call, we reference certain non-GAAP financial measures, which are derived from GAAP financial measures. These non-GAAP measures are provided because management finds this financial data useful. We believe this will assist the investment community in assessing the Company’s underlying performance for the periods being reported. Reconciliations between GAAP and non-GAAP financial measures are included in the supplemental information within our earnings release.

This morning, we will refer to adjusted income from operations, adjusted net income, adjusted EPS and adjusted EBITDA, all of which exclude the previously announced Burlington restructuring charges in fiscal 2008. These numbers are provided in the press release.

On today’s call we will make forward-looking statements in accordance with the Safe Harbor Provision of the Securities Litigation Reform Act of 1995. Remarks containing words such as “expect,” “believe,” “anticipate” and “project” constitute forward-looking statements. They are not guarantees, and such statements involve risks and uncertainties that could cause actual results to differ materially from these statements. Please see our Form 10-K for the fiscal year ended September 30, 2007 for a discussion of these risks.

This morning’s call is being recorded and webcast live on the Internet. The archived webcast, along with the corresponding slides we are presenting this morning, will be available in the investor relations section of our Web site, www.muellerwaterproducts.com, for at least 90 days after the presentation.

After the prepared remarks, we will open the call to questions from our dial-in participants.

I’ll now turn the call over to Greg.

Greg Hyland:

Thank you Martie, and good morning everyone.

We appreciate you joining us this morning as we discuss our results for the second quarter of fiscal 2008. I’ll begin today with a brief overview of the quarter. Mike Vollkommer will then follow up with a detailed financial report, after which I’ll update you on our strategy, key drivers influencing our business and our outlook for the second half of the fiscal year. We will then open the call up for your questions.

Our second-quarter results reflect the current state of residential construction, rising raw material costs and the general uncertainty of the economy. We saw much less of a seasonal uptick in shipments this quarter compared to what we traditionally see in the second quarter. Raw material costs were higher in the quarter on a year-over-year basis, and they continued to increase in April. Rising raw material costs will remain a challenge since the higher prices we paid during the second quarter and in April will flow through our results in the second half of the year.

Net sales for the 2008 second quarter totaled $421.6 million, adjusted income from operations was $29.5 million and adjusted net income was $6.6 million, or $0.06 per diluted share. The adjusted operating income margin was 7.0% and adjusted EBITDA margin was 12.4%. These results are adjusted for the $1.5 million of restructuring charges recorded in the second quarter associated with the February closure of U.S. Pipe’s manufacturing facility in Burlington, N.J.

Net sales for the 2008 second quarter were down 8.3% compared to the 2007 second quarter. Sales in our Mueller Co. business unit declined $27.0 million, or 13.8%. U.S. Pipe sales declined $15.5 million, or 12.0%.

Our business continues to be impacted by unprecedented rising raw material costs, the year-over-year impact of which was $12.1 million during the quarter.

Cost savings in the quarter of $10.8 million reflect our determination to reduce both fixed and variable costs. I’ll talk about these initiatives and our continued plans later in the call.

I’ll now turn the call over to Mike Vollkommer who will discuss our financial results for the second quarter in more detail.

Mike Vollkommer – Financial Summary

Thanks, Greg. I’ll start by reviewing the consolidated results and then discuss segment performance.

Consolidated net sales of $421.6 million in the 2008 second quarter decreased $38.1 million year-over-year due to $51.8 million of lower shipment volumes, principally caused by the continued difficulties associated with residential construction. Lower volumes were partially offset by $6.4 million of higher pricing and a $7.2 million favorable impact from Canadian currency exchange rates.

Gross profit was $98.8 million in the 2008 second quarter, a decrease of $19.0 million, compared to $117.8 million in the 2007 second quarter. Gross margin was 23.4% compared to 25.6% in the prior year period. The decline in gross profit was primarily impacted by $16.8 million from lower shipments and $12.1 million of higher raw material costs, which exceeded sales price increases of $6.4 million. Cost reductions of $10.8 million offset the negative impact of $10.3 million of under-absorbed overhead resulting from reduced production levels.

Selling, general, and administrative expenses were $69.3 million in the 2008 second quarter, compared with $64.9 million in the 2007 second quarter. The increase was primarily due to a $1.1 million provision for doubtful accounts, higher administrative costs largely associated with a realignment of Anvil’s Canadian manufacturing and distribution operations, and the comparative impact of Canadian currency exchange rates.

The 2008 second quarter results also included cash restructuring charges of $1.5 million comprised of severance and other costs in connection with the previously announced closure of U.S. Pipe’s manufacturing operations in Burlington, N.J. Last November, the Company announced its intention to cease manufacturing at this facility and convert it into a full-service distribution center for customers in the Northeast. This initiative remains on schedule and within our projected costs. Year-to-date, the Company has recorded $17.7 million of total restructuring charges, of which $14.8 million are non-cash asset impairment charges and $2.9 million are cash charges related to employee severance and other closure costs. Final cash restructuring charges of approximately $1.0 million are expected to be incurred in the second half of fiscal 2008.

Income from operations, adjusted for the restructuring charges, was $29.5 million, compared to $52.9 million in the 2007 second quarter.

Second quarter 2008 adjusted operating income margin and adjusted EBITDA margin of 7.0% and 12.4%, respectively, compare with the 2007 second quarter margins of 11.5% and 17.0%, respectively. The margin declines were principally from the impact of lower shipments and higher raw material costs.

Interest expense, net of interest income, declined $3.0 million to $18.1 million in the 2008 second quarter compared to $21.1 million in the 2007 second quarter. Gross interest expense totaled $19.1 million in the 2008 quarter compared with $21.7 million in the prior year quarter, reflecting the benefits of the May 2007 refinancing, reduced debt level and lower interest rates.

Our effective tax rate was 42.4% in the 2008 second quarter, compared with 43.7% in the 2007 second quarter.

Diluted earnings per share was $0.06, on an adjusted basis excluding the restructuring charges, and was $0.05 per share on a GAAP basis. This compares with diluted earnings per share of $0.16 in the 2007 second quarter.

I’ll now move on to the segment performance.

Net sales for the Mueller Co. segment were $168.9 million in the 2008 second quarter, compared to $195.9 million in the prior year quarter. Net sales declined primarily due to reduced volume of $31.7 million partially offset by higher pricing and favorable Canadian currency exchange rates. Shipment volumes of iron gate valves and hydrants declined 17.6%, and brass service products declined 41.6% in the quarter, primarily due to the soft market associated with the continued downturn in residential construction.

Income from operations of $27.4 million and EBITDA of $39.7 million in the 2008 second quarter compares to income from operations of $42.8 million and EBITDA of $55.8 million in the 2007 second quarter. Volume declines reduced profits by approximately $12.7 million. Higher sales pricing of $2.8 million did not offset a $4.2 million increase in the cost of raw materials and purchased components. And the negative impact of reduced production, which resulted in under-absorbed overhead of $6.8 million, was partially offset by cost reductions of $4.5 million.

Net sales in the U.S. Pipe segment of $114.2 million in the 2008 second quarter decreased from $129.7 million in the prior year quarter. Both periods reflect full quarter results from the January 2007 acquisition of Fast Fabricators. Lower shipment volumes, as a result of overall weakness in residential demand, and a less favorable product mix, caused $16.0 million of the decline. Slightly higher pricing only partially mitigated this decline.

Loss from operations of $2.8 million in the 2008 second quarter includes the cash restructuring charges of $1.5 million. Excluding these charges, adjusted loss from operations was $1.3 million and adjusted EBITDA was $4.1 million. These results compare to income from operations of $6.8 million and EBITDA of $13.0 million in the 2007 second quarter. The 2008 second quarter operating income was negatively impacted by $7.5 million of higher raw material costs and $3.8 million due to lower shipments and a less favorable product mix. Cost savings of $6.3 million realized during the quarter helped reduce the impact of negative factors such as higher raw material costs and lower shipments.

Net sales in the Anvil segment were $138.5 million in the 2008 second quarter, compared to $134.1 million in the prior year quarter. The net sales increase was driven by a $5.4 million favorable impact of Canadian currency exchange rates and higher sales pricing, partially offset by volume declines.

Income from operations of $12.9 million and EBITDA of $17.9 million in the 2008 second quarter compares with $13.6 million and $19.3 million, respectively, in the 2007 second quarter. The 2008 second quarter operating income was primarily impacted by administrative expenses associated with the Canadian realignment, lower volumes and slightly higher raw material costs. Currency exchange rates had an immaterial impact on income from operations.

Before I turn the call back over to Greg, I will review cash flow.

Cash provided by operating activities in the 2008 second quarter amounted to $4.8 million, compared to $32.8 million in the 2007 second quarter. Historically, the second quarter is our weakest operating cash flow quarter, and at times has been negative, due to the typical seasonality of our business. However, this was not the case in 2007 when the second quarter was stronger than the first quarter primarily due to timing of receivable collections between the quarters.

On a fiscal year-to-date basis, free cash flow, which is cash from operating activities less capital expenditures, amounted to $23.4 million in 2008 compared with $14.2 million in 2007. This is a $9.2 million improvement. For the second half of fiscal 2008, we expect to see positive free cash flow that follows business seasonality.

Net debt as of March 31, 2008 was $978.2 million, a decrease of $81.0 million from March 31, 2007 and a decrease of $23.4 million from our prior fiscal year end.

With that, I’ll turn it back over to Greg.

Greg Hyland –Final Remarks

Thanks, Mike.

During last quarter’s conference call, we said we believed revenues for the second half of fiscal 2008 would be comparable to the second half of fiscal 2007. As a result of second quarter market developments, as well as a number of key drivers, we now believe flat revenues in the second half of the year could be challenging. These drivers, which include residential construction, our distributors’ buying patterns, municipal spending and price increases, could also cause revenue to vary significantly.

The ongoing downturn in new residential construction impacts a portion of our business. While we expect the downturn to continue for the foreseeable future, the extent and length of the downturn is still uncertain, as is the timing of the eventual recovery of the market. For instance, during the last three months, the consensus Blue Chip Economic Indicators forecast for housing starts for 2008 dropped from 1.1 million to 980,000.

As we mentioned earlier, the increase in revenues we saw in the second quarter over our first quarter of fiscal year 2008 was minimal, and the seasonal increase was much less than in previous years. January typically is the largest booking month for Mueller-branded products, which include iron gate valves, hydrants and brass products. Mueller Co. has a pattern of increasing prices effective February 1, which it did again this past February. Distributors usually place stocking orders in advance of the increase, and while January was our largest booking month of this fiscal year, bookings in January decreased $27.0 million from January 2007. A number of factors possibly contributed to this decline. The downturn in residential construction undoubtedly contributed to weaker demand. But we believe our distributors may also have adjusted their buying patterns this year by waiting for the beginning of the construction season before bringing in inventory to more tightly manage their working capital. We expect that their purchases in the second half of the year could be more closely aligned with their expected demand.

It is hard to assess if the general uncertainty of the economy will affect municipal spending over the next six months to repair and replace aging water infrastructure. However, we are confident that the need exists and the long-term prospects remain encouraging.

Our ductile iron pipe quotations to public works dropped 20 percent in terms of tons in the second quarter on a year-over-year basis. One quarter certainly does not constitute a trend, but it is a change that could highlight the uncertainty in the market.

We are implementing price increases in each of our three businesses. We do expect to obtain at least a portion of these price increases, but the extent of the realization of these increases could materially affect net sales.

Now, I will address the variables that will impact profitability in the second half of the year. In addition to the effects of price increases, residential construction, our distributors’ buying patterns and municipal spending, our profitability also will be impacted by the cost of raw materials and benefits from cost savings.

We will continue to be challenged by rising raw material costs in all three of our business units. For example, in January we paid $333 per ton for scrap at U.S. Pipe. In April we paid $492 per ton. That’s a 48% increase in just three months and an 82% increase over what we paid in April 2007. At Mueller Co. we paid $395 per ton for scrap in January. By April that had increased 52% to $599 per ton. And brass ingot increased from $2.64 per pound in January to $3.12 per pound in April.

The higher prices we paid during the second quarter and in April will flow through our cost of goods sold in the second half of the year.

As I discussed in our last conference call, we implemented a 15% price increase on ductile iron pipe, effective January 25, and a 5% price increase on our iron gate valves and hydrants, effective February 1.

We recently announced another round of price increases, including an additional 10% for our ductile iron pipe products effective April 25. We also announced that the price of our iron gate valves and hydrants will be increased an additional 15%, effective June 2. And on March 26 we announced a 12% price increase on brass products to be effective this week. This is the first price increase on our brass products since June 2006.

These additional price increases are necessary in response to rising raw material costs. Our competitors announced similar price increases. But we recognize that reduced market demand could make it more challenging to realize the full effect of these price increases, particularly with some products. For instance, we have yet to achieve the full amount of the increases we announced that were effective in January for our ductile iron pipe and in February for our valves and hydrants.

Even with these market challenges, we continue to believe that our announced price increases are reasonable and supportable in the market.

We continue our focus on enhancing productivity by reducing our manufacturing cost structure and executing on our restructuring actions.

During the second quarter we achieved $10.8 million of cost savings, which included those associated with the closure of the Burlington manufacturing operations. We continue to improve productivity and reduce headcount in a number of our production facilities. During the quarter we reduced headcount at our Decatur operations by 7% or 41 positions. Also, lean manufacturing initiatives enabled us to improve our processes at both our Union City, California and North Birmingham, Alabama ductile iron pipe manufacturing facilities. As a result, over the last four weeks, we reduced production headcount in these U.S. Pipe operations by 19% or 113 positions.

The current market environment is tough, but our operating teams are meeting the challenge. They are focused on developing processes that will yield cost reductions and improve efficiencies, which will make us that much stronger for the future.

In the second half of fiscal 2008, Mueller Co.’s financial performance will be dependent on the outcome of all the variables I just discussed. In addition, I want to remind you that we experienced approximately $5.5 million of under-absorbed overhead costs in the fourth quarter of 2007, related to our inventory reduction plan that is now behind us. Taking into account market demand, price increases and raw material costs, operating income margins in the second half for Mueller Co. could be down year-over-year.

During our last conference call, we stated our expectation that U.S. Pipe could possibly see lower operating income margins in the second half of 2008 than those in the second half of 2007. Given the recent trends, especially the unprecedented increases in costs for scrap iron and other key materials, we now believe U.S. Pipe is very likely to see lower operating income margins in the second half of the year than those in the second half of 2007. Certainly our ability to implement price increases to offset a highly inflationary cost environment is a key variable, even with the expected savings from the Burlington closure.

Commercial construction spending is a driver for our Anvil business, and, based on where demand for our products fall in the construction cycle, our outlook for this segment remains stable for the remainder of the year. We are anticipating modest top line growth for Anvil in fiscal 2008. We expect to see a slight improvement in segment margins for the second half of the year, as compared to prior year second half.

A primary objective for fiscal 2008 is maintaining strong free cash flow. As Mike discussed earlier, our first half 2008 free cash flow was $23.4 million, a $9.2 million improvement over 2007. We will continue to manage inventory levels and match production with market demand. We will also continue to focus on managing working capital, with a significant component of our management incentive programs being based on improving working capital.

Other key variables for 2008 are: corporate spending of approximately $38 million. Our tax rate is expected to be approximately 42%. We estimate 2008 net interest expense to be within the range of $73 to $75 million, as we realize the full year benefits of our debt refinancing in May 2007 and the effect of lower interest rates, and we expect capital expenditures to be about $80 million, within the range of $75 to $85 million.

With our cash on hand and the free cash flow we expect to generate in 2008, we have considered:

•	Reinvesting in the business

•	Paying dividends

•	Repaying debt

•	Repurchasing stock and

•	Making strategic acquisitions.

As I just mentioned, we expect to reinvest approximately $80 million in the business this year, including completing our automated ductile iron pipe facility, which remains on schedule. We anticipate the facility will begin operations by the end of this calendar year. We will continue to invest in programs that provide a meaningful return.

We evaluate the repayment of debt and repurchase of stock on an ongoing basis.

It’s important to note that, in May 2007, we obtained financing at rates and with terms that are significantly more favorable than those available today.

We have also carefully examined the benefits of implementing a stock repurchase plan. Because we are confident of our strategy and our ability to execute it, we believe our current stock price represents a compelling value. However, the decision to implement a stock repurchase plan, as well as repaying debt, is being balanced with the decision to maintain liquidity. At this time, we believe we should preserve the flexibility our current liquidity affords us given the volatility of today’s economy.

There are a lot of uncertainties and challenges in the market, but we will continue to take decisive actions, in particular reducing costs, matching production to market demand and, wherever possible, implementing price increases to at least offset rising raw material costs. However, we are committed to maintaining our market leadership positions and retaining the flexibility to respond to growth opportunities as they present themselves as we are confident in the long-term prospects for the water infrastructure industry.

With that, I’ll open it up for questions.